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                                                                    EXHIBIT 23.3



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 dated June 19, 1998) and related Prospectus of Chesapeake Energy Corporation for the registration of 4,600,000 shares of its 7% cumulative convertible preferred stock and 33,093,525 shares of its common stock and to the incorporation by reference therein of our report dated March 24, 1998, with respect to the consolidated financial statements and schedules of Hugoton Energy Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                  /s/ ERNST & YOUNG LLP
                                                      ERNST & YOUNG LLP

Wichita, Kansas
June 16, 1998